As of Sept. 30, 2018 Fund Description The Invesco DB G10 Currency Harvest Fund seeks to track changes, whether positive or negative, in the level of the Deutsche Bank G10 Currency Future Harvest Index® – Excess Return (DB G10 Currency Future Harvest Index ER) (the “Index”) over time, plus the income from the Fund’s holdings of US Treasury securities, money market funds and T-Bill ETFs, less the Fund’s expenses. The Fund is designed for investors who want a cost effective and convenient way to invest in currency futures. The Index is composed of currency futures contracts on certain G10 currencies and is designed to exploit the trend that currencies associated with relatively high interest rates, on average, tend to rise in value relative to currencies associated with relatively low interest rates. The G10 currency universe from which the Index selects currently includes U.S. dollars, euros, Japanese yen, Canadian dollars, Swiss francs, British pounds, Australian dollars, New Zealand dollars, Norwegian krone and Swedish krona. Not all currencies will necessarily be included in the index. The Fund seeks to track the Index, which is designed to reflect the return from investing up to a 2:1 leveraged basis (immediately upon rebalancing, which may then increase or decrease) in long currency futures positions for certain currencies associated with relatively high yielding interest rates and in short currency futures positions for certain currencies associated with relatively low yielding interest rates. The Fund and the Index are rebalanced and reconstituted quarterly. This Fund is not suitable for all investors due to the speculative nature of an investment based upon the Fund’s trading which takes place in very volatile markets. Because an investment in the Fund is leveraged, even a small movement in the market price of the underlying futures contracts could cause large losses. Please see “Risk and Other Information” and the Prospectus for additional risk disclosures. Fund Data Fund Symbol DBV Intraday NAV (IIV) FBV Share Price $24.06 NAV Price $24.03 Management Fee 0.75% Estimated Futures Brokerage Expenses 0.05% Total Expense Ratio 0.80% CUSIP 46139B102 Listing Exchange NYSE Arca Fund Inception: Sept. 18, 2006 Index history has certain inherent limitations and does not represent actual trading performance or returns of the Fund. Index history does not represent trades that have actually been executed and therefore may under or over compensate for the impact, if any, of certain market factors, such as illiquidity. No representation is being made that the Fund will or is likely to achieve profits or losses similar to the Index history. Because the Fund collateralizes its futures positions DBV Invesco DB G10 Currency Harvest Fund Growth of $10,000 US Dollar Index $20k $11,974 DB G10 Currency Future Harvest Index TR $10,971 DB G10 Currency Future Harvest $10k Index ER $10,570 DB G10 Currency Harvest Fund $10,011 $0 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 Data beginning 10 years prior to the ending date of Sept. 30, 2018. Fund performance shown at NAV. Fund Performance & Index History (%) Fund YTD 1 year 3 year 5 year 10 year Inception Underlying Index DB G10 Currency Future Harvest Index ER 0.95 -0.22 2.74 -0.83 0.56 0.00 Benchmark Indexes DB G10 Currency Future Harvest Index TR 2.33 1.46 3.65 -0.29 0.93 0.87 US Dollar Index 3.27 2.21 -0.42 3.47 1.82 0.86 Fund NAV 1.61 0.50 2.69 -1.20 0.01 0.04 Market Price 1.61 0.71 2.75 -1.19 0.06 0.03 Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and Shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Returns less than one year are cumulative. Call 800-983-0903 for the most recent month-end performance. An investor cannot invest directly in an index. The Fund’s performance from inception up to and including February 23, 2015, reflects performance associated with the predecessor managing owner. Performance on and after February 23, 2015, reflects performance associated with the current managing owner Invesco Capital Management LLC. Market returns are based on the midpoint of the bid/ask spread at 4 p.m. ET and do not represent the returns an investor would receive if shares were traded at other times. 10-Year Index Statistics Alpha Beta Correlation Sharpe Ratio Volatility (%) DB G10 Currency Future Harvest Index ER 0.02 9.91 DB G10 Currency Future Harvest Index TR -0.37 1.01 1.00 0.06 9.84 US Dollar Index 1.85 -0.60 -0.52 0.17 8.58 Alpha, beta and correlation are relative to the underlying index. Index Data DB G10 Currency Future Harvest Index ER DBHVFER Index Provider Deutsche Bank primarily with US Treasuries, money market funds and Euro, Japanese Yen, British Pound, Canadian Dollar, T-Bill ETFs, the results of the total return Deutsche Swedish Krona and Swiss Franc. Bank G10 Currency Future Harvest Index® Total Shares are not FDIC insured, may lose value and Return (DB G10 Currency Future Harvest Index TR) have no bank guarantee. (DBHVFTR) are also displayed. Please see invesco.com for indicative intra-day NAV and last end-of-day NAV. Shares are not individually redeemable. Shares The US Dollar Index (USDX®) provides a general may be acquired from the Fund and tendered for indication of the international value of the USD by redemption to the Fund in Creation and Redemption averaging the exchange rates between the USD and Units only, typically consisting of 200,000 Shares. the six major world currencies in the Spot Index

DBV Invesco DB G10 Currency Harvest Fund As of Sept. 30, 2018 Top Fund Holdings (%) Annual Index History (%) Weight DB G10 Currency Future Harvest Index DB G10 Currency Future US Dollar Index Futures ER Harvest Index TR Canadian Dollar 33.54 2008 -28.80 -27.81 6.01 Australian Dollar 33.38 2009 21.91 22.09 -4.24 Swiss Franc -32.62 2010 1.67 1.81 1.50 Euro -32.81 2011 1.18 1.23 1.46 Swedish Krona -33.90 2012 10.39 10.48 -0.51 Collateral 2013 -1.98 -1.93 0.33 United States Treasury Bill 95.17 2014 0.92 0.95 12.79 Premier U.S. Government Money Portfolio 3.66 2015 -7.63 -7.58 9.26 Cash/Receivables/Payables 0.50 2016 7.60 7.94 3.63 2017 -4.97 -4.08 -9.87 A negative in Cash or Other, as of the date shown, is 2018 YTD 0.95 2.33 3.27 normally due to fund activity that has accrued or is pending settlement. Please see the website for complete holdings information. Holdings are subject to change. How the Fund Invests and Potential Advantages The Fund invests in liquid futures contracts trading on regulated exchanges and has the following potential advantages: Enhanced currency index: The Index is designed to exploit the tendency for currencies associated with higher interest rates to yield greater returns than currencies associated with lower interest rates. Diversification: Currencies may help to diversify a portfolio because currency returns have tended to exhibit low correlation to stock and bond returns. Ease of investment: The Fund provides convenient access to the returns of the international currency markets by following a highly-developed index previously available only to very sophisticated investors. Interest earned: The Fund collateralizes its futures contracts primarily with US Treasury securities, money market funds and T-Bill ETFs and earns interest on these securities. Interest income can enhance Fund returns. Risk and Other Information This Fund issues a Schedule K-1. Please review the prospectus for breakeven figures for the Fund. The value of the Shares of the Fund relate directly to the value of the futures contracts and other assets held by the Fund and any fluctuation in the value of its portfolio could adversely affect an investment in the Fund’s Shares. The Fund is speculative and involves a high degree of risk. An investor may lose all or substantially all of an investment in the Fund. Short selling theoretically exposes the Fund to unlimited losses, which may result in the total loss of your investment. Currencies and futures generally are volatile and are not suitable for all investors. Investment in foreign exchange related products is subject to many factors that contribute to or increase volatility, such as national debt levels & trade deficits, changes in domestic & foreign interest rates, & investors’ expectations concerning interest rates, currency exchange rates & global/regional political, economic/financial events & situations. The Intraday NAV is a symbol representing estimated value based on the most recent intraday price of underlying assets. Volatility is the annualized standard deviation of index returns. Beta is a measure of relative risk and the slope of regression. Sharpe Ratio is a risk-adjusted measure calculated using standard deviation and excess return to determine reward per 800 983 0903 invesco.com unit of risk. A higher Sharpe Ratio indicates better risk-adjusted performance. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Alpha is a measure of performance on a risk-adjusted basis. The Shares of the Fund are not deposits, interests in or obligations of any Deutsche Bank AG, Deutsche Bank AG London Branch, Deutsche Bank Securities Inc., Deutsche Investment Management Americas Inc. or any of their respective subsidiaries or affiliates or any other bank (collectively, the “DB Parties”) and are not guaranteed by the DB Parties. Deutsche Bank G10 Currency Future Harvest Index® – Excess Return and Deutsche Bank G10 Currency Future Harvest Index® –Total Return (the “Indices”) are products of Deutsche Bank AG and/or its affiliates. Information regarding these Indices is reprinted with permission. Deutsche Bank®, DB™, Deutsche Bank G10 Currency Future Harvest Index® – Excess Return and Deutsche Bank G10 Currency Future Harvest Index® – Total Return are trademarks or service marks of Deutsche Bank AG. The Indices and trademarks have been licensed for use for certain purposes by Invesco Capital Management LLC, an affiliate of Invesco Distributors, Inc. The Fund is not sponsored, endorsed, sold or promoted by DB Parties or their third party licensors and none of such parties makes any representation, express or implied, regarding the advisability of investing in the Fund, nor do such parties have any liability for errors, omissions, or interruptions in the Indices. As the index provider, Deutsche Bank AG is licensing certain trademarks, the underlying Index and trade names which are composed by Deutsche Bank AG without regard to the P-DBV-PC-1 11/18 Index, this product or any investor. This does not constitute a recommendation of any investment strategy or product for a particular investor. Investors should consult a financial professional before making any investment decisions. Invesco Capital Management LLC, managing owner, Invesco Advisers, Inc., commodity trading advisor, and Invesco Distributors, Inc., ETF distributor, are indirect, wholly owned subsidiaries of Invesco Ltd. The Fund is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. Invesco Capital Management LLC and Invesco Distributors, Inc. are not affiliated with Deutsche Investment Management Americas Inc. The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, you may visit the Fund’s web site at invesco.com or the Fund will arrange to send you the prospectus if you request it by calling toll free 800 983 0903. Note: Not all products available through all firms or in all jurisdictions.